Exhibit 5.1

OPINION OF VINCENT & REES, L.C.

September 11, 2012

To: Board of Directors, Areti Web Innovations, Inc.

RE:

Form S-1 (the "Registration Statement")

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration of 85,977 issued and outstanding shares of common stock of Areti Web Innovations, Inc.  (“Areti Web” or the “Company”) held by certain selling stockholders, $0.001 par value (the “Company Shares”), and an additional 500,000 shares of common stock to be registered as part of an offer for sale by the Company (the “Primary Offering”) of Areti Web, $0.001 par value (the “Offering Shares”), in each case on the terms and conditions set forth in the Registration Statement (collectively, the “Shares”).

In that capacity, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1. Areti Web is a corporation duly organized and validly existing under the laws of the State of Nevada.

2. The Company Shares covered by the Registration Statement have been duly authorized and are validly issued, fully paid and non-assessable.

3. The Offering Shares covered by the Registration Statement to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed upon consideration therefore, will be duly authorized and, upon the sale thereof, will be duly authorized validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, "Legal Proceedings" and the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ Vincent & Rees, L.C.

Vincent & Rees, L.C.